Exhibit 99.1

Owens Corning Reports 2006 Third-Quarter Operating Results; Record Results Through Nine Months

TOLEDO, Ohio, Oct. 25 /PRNewswire-FirstCall/—Owens Corning (OTC Bulletin Board: OWENQ.OB)(NYSE: OC-WI) today reported consolidated net sales and operating results for the third quarter and the first nine months of 2006. The company reported record third-quarter consolidated net sales of $1.661 billion, compared with $1.618 billion in the third quarter of 2005, representing a 2.7 percent increase from the prior year.

“Third-quarter results were in-line with our expectations,” said Dave Brown, president and chief executive officer. “Although we experienced significant increases in energy, transportation and raw material costs, we are pleased that we delivered record financial results through the first nine months of 2006.

“The strong demand for our products and services that we experienced in the first half of the year softened in the third quarter due to the slowing U.S. housing market,” said Mr. Brown. “While our Insulating Systems segment continued to perform at a high level, the results of our Roofing and Asphalt segment were affected by diminished storm-related demand. Our Composite Solutions segment experienced strong demand globally.

“We anticipate that the continued decline in housing starts will translate into weaker demand for our building materials products in the fourth quarter of 2006. However, as we have in the past, we’re aggressively managing our business to anticipate and meet the changing demands of the marketplace.”

Owens Corning also announced today that shares of its common stock that will be issued at the time of emergence from Chapter 11 have been approved for listing on the New York Stock Exchange under the ticker symbol “OC.” In anticipation of emergence, currently scheduled for Oct. 31, 2006, such common shares began trading on a “when-issued” basis (NYSE: OC-WI) on Monday, Oct. 23, 2006. “Regular-way” trading is anticipated to begin on or about Nov. 1, 2006.

Highlights of Consolidated 2006 Third-Quarter and Nine-Month Results:

•	Third-quarter reported income from operations was $159 million, compared with $139 million for the same period of 2005, an increase of 14.4 percent. For the first nine months of 2006, income from operations was $442 million, compared with a loss from operations of $3.973 billion for the same period of 2005. The loss from operations for the first nine months of 2005 was primarily a result of an additional $4.342 billion provision for asbestos liability, which the company recognized in the first quarter of 2005.

When communicating the operating performance of the company to its Board of Directors and employees, management excludes certain items, including those related to the company’s Chapter 11 proceedings, asbestos liabilities, restructuring and other activities, so as to improve comparability over time. In the third quarter of 2006, such items amounted to a net credit of $5 million of additional income, compared with a net charge of $7 million during the same period of 2005. After excluding items affecting comparability, adjusted income from operations for the third quarter was $154 million, compared with $146 million in 2005.

In the first nine months of 2006, such items amounted to a net credit of $16 million of additional income, compared with a net charge of $4.368 billion. After excluding items affecting comparability, adjusted income from operations for the first nine months was $426 million, compared with $395 million in 2005.

•	Net sales for the first nine months were a record $4.984 billion, compared with $4.610 billion in the first nine months of 2005, representing an 8.1 percent increase from the prior year. The increase was primarily the result of favorable pricing actions offsetting inflation in the Insulating Systems and Roofing and Asphalt segments, combined with revenue from a recent Composite Solutions acquisition in Japan.

•	For the first nine months, the company’s continued focus on employee safety resulted in a nine percent reduction in injuries compared with the same period last year.

•	Owens Corning completed its acquisition of the Modulo/ParMur Group in September 2006. The acquisition expands the global reach of Owens Corning’s manufactured stone veneer business in the European building products market.

•	On July 27, 2006, Owens Corning announced its intent to merge its glass fiber reinforcements business with Saint-Gobain’s Reinforcement and Composites businesses into a new company to be called Owens Corning-Vetrotex Reinforcements. The new company would be majority-owned by Owens Corning and would accelerate the company’s ability to serve a broader range of customers with an expanded product range and greater geographic reach. Subject to reaching a definitive agreement between the parties and obtaining regulatory approvals, the transaction is expected to close in the first half of 2007.

Gross margin as a percentage of consolidated net sales for the third quarter decreased 1.1 percentage point, compared with the same period of 2005. The Insulating Systems segment gross margin improved as a result of demand in the U.S. housing and remodeling markets, offset by lower margins in Roofing and Asphalt and Composite Solutions.

Selling, General and Administrative (SG&A) expenses, as a percentage of consolidated net sales for the third quarter, were 8.5 percent, compared with 8.9 percent in the same period of 2005. For the first nine months of 2006, SG&A expenses were 8.3 percent compared with 8.9 percent in the prior year period. This improvement in productivity was primarily due to increased net sales.

Third-Quarter 2006 Business Segment Highlights:

Insulating Systems

•	Sales were $529 million, compared with $502 million in the third quarter of 2005, representing a 5.4 percent increase from the prior year. The increase was driven by favorable pricing which offset lower volumes in most major product categories.

•	Income from operations increased 17.9 percent to $125 million, compared with $106 million in the prior year period. Favorable pricing and improved productivity offset cost inflation and lower volumes in most major product categories.

Roofing and Asphalt

•	Sales were $458 million, compared with $453 million in the third quarter of 2005, representing a 1.1 percent increase from the prior year. The increase was primarily the result of price increases, generally reflecting the pass through of higher raw material and transportation costs, which slightly offset volume declines.

•	Income from operations decreased 52.4 percent to $20 million, compared with $42 million in the prior year period. The decrease was primarily due to a significant increase in asphalt costs and lower volumes versus the prior period, which was positively impacted by significant storm- related demand.

Other Building Materials and Services

•	Sales were $328 million, compared with $341 million in the third quarter of 2005, representing a 3.8 percent decrease from the prior year. The decline was primarily the result of volume declines in vinyl siding products, partially offset by growth in manufactured stone veneer products.

•	Income from operations decreased 42.9 percent to $8 million, compared with $14 million in the prior year period. The decrease was due to lower margins in the construction services business combined with decreased vinyl siding and other building materials product volumes, partially offset by improved volumes in manufactured stone veneer products.

Composite Solutions

•	Sales were $393 million, compared with $371 million in the third quarter of 2005, representing a 5.9 percent increase from the prior year. The acquisition of a manufacturing facility in Japan from the Asahi Glass Co. Ltd. on May 1, 2006 was the primary contributor to the increase in sales.

•	Income from operations for the quarter ended Sept. 30, 2006, was $45 million, a 45.2% increase from the 2005 level of $31 million. The improvement was primarily the result of a $12 million gain related to insurance recoveries associated with the July 2005 flood of the Taloja, India manufacturing facility and $10 million related to gains on the sale of metals used in certain production tooling in the third quarter of 2006.

•	Without the gains related to insurance recoveries and the sale of metals, income from operations for the third quarter would have declined due to lower prices and inflation in raw materials, energy and transportation, partially offset by improved manufacturing productivity, compared to the prior year period. In addition, the third quarter of 2005 included approximately $2 million in flood-related cost associated with our manufacturing facility in Taloja, India.

Business Outlook

The reported slowing of housing starts from record highs and recent increases in U.S. housing inventory are beginning to weaken demand for some of our building materials products. These factors could impact our capacity utilization and selling prices for certain products in the fourth quarter of 2006.

Partially offsetting the recent softening of housing start-related demand, the Energy Policy Act of 2005 may stimulate demand for qualifying insulation products. Owens Corning is also launching marketing programs that are intended to expand the use of Owens Corning products in residential and commercial applications.

Owens Corning will continue to focus on managing capacity, introducing product offerings, and eliminating inefficiencies in our business and manufacturing processes to offset the effects of any softening demand.

For the year 2006, Owens Corning remains confident that income from operations, excluding items impacting comparability, will exceed the comparable adjusted income from operations of $544 million in 2005.

Progress Toward Emergence by the end of October 2006

The United States Bankruptcy Court for the District of Delaware approved Owens Corning’s Plan of Reorganization on Sept. 26, 2006. The United States District Court affirmed the company’s confirmation order on Sept. 28, 2006. These court approvals pave the way for Owens Corning to emerge from Chapter 11 on or about Oct. 31.

Owens Corning’s creditors and shareholders overwhelmingly supported the plan, which fairly compensates individuals who were harmed by exposure to asbestos-containing products produced through 1972, and will permanently resolve the company’s asbestos liability.

Conference Call Information

Owens Corning will host a conference call for investors and analysts today to discuss financial results.

Wednesday, Oct. 25, 2006 11 a.m.

Eastern Daylight Time

Live dial-in telephone number: 866-314-5050 or 617-213-8051

(Please dial in 10 minutes before conference call start time)

Passcode: 58164587

Live Webcast: http://www.owenscorning.com/investors

A telephone replay will be available through Nov. 8, 2006 at 888-286-8010 or 617-801-6888. Passcode: 45717729. A replay of the web cast will also be available at www.owenscorning.com/investors.

About Owens Corning

Owens Corning is a world leader in building materials systems and composite solutions. A Fortune 500 company for more than 50 years, Owens Corning people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing, siding and stone, to glass composite materials used in transportation, electronics, telecommunications and other high-performance applications. Since the company’s founding in 1938, Owens Corning has become a market-leading innovator of glass-fiber technology with sales of $6.3 billion in 2005 and 20,000 employees in 26 countries. Additional information is available at http://www.owenscorning.com/.

On Oct. 5, 2000, Owens Corning and 17 United States subsidiaries filed voluntary petitions for relief under Chapter 11 of the U. S. Bankruptcy Code in the U. S. Bankruptcy Court for the District of Delaware. The Debtors are currently operating their businesses as debtors-in-possession in accordance with provisions of the Bankruptcy Code. The Chapter 11 cases of the Debtors are being jointly administered under Case No. 00-3837 (JKF). The Chapter 11 cases do not include other U. S. subsidiaries of Owens Corning or any of its foreign subsidiaries. The Debtors filed for relief under Chapter 11 to address the growing demands on Owens Corning’s cash flow resulting from the substantial costs of asbestos personal injury liability.

On Sept. 26, 2006, the U. S. Bankruptcy Court entered an order confirming the Debtor’s Sixth Amended Joint Plan of Reorganization (as modified). On Sept. 28, 2006, the United States District Court entered an order affirming such confirmation order. The Debtors are currently in the process of performing the activities required for the confirmed Plan to become effective, with a currently targeted Plan effective date on or about Oct. 31, 2006.

The Plan contemplates that most classes of pre-petition unsecured creditors of Owens Corning will be impaired. Therefore, the Plan provides that the existing common stock of Owens Corning will be cancelled. Subject to certain conditions, however, current shareholders will receive warrants to obtain new common shares of the reorganized Owens Corning.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Owens Corning and Subsidiaries

Consolidated Statement of Income (Loss)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Dollars in millions, except per share data)
NET SALES	$1,661	$1,618	$4,984	$4,610
COST OF SALES	1,368	1,315	4,126	3,760

Gross margin	293	303	858	850
Operating Expenses
Marketing and administrative expenses	141	144	412	409
Science and technology expenses	14	15	45	43
Restructure costs	10	—	10	—
Chapter 11 related reorganization items	1	8	28	40
Provision for asbestos litigation claims—Owens Corning	3	(1)	—	3,434
Provision for asbestos litigation claims—Fibreboard	(13)	—	(13)	907
Gain on sale of fixed assets and other	(22)	(2)	(66)	(10)

Total operating expenses	134	164	416	4,823

INCOME (LOSS) FROM OPERATIONS	159	139	442	(3,973)
Interest expense, net	71	539	222	540
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	88	(400)	220	(4,513)
Income tax expense (benefit)	25	(134)	(154)	(83)
INCOME (LOSS) BEFORE MINORITY INTEREST AND EQUITY IN NET EARNINGS OF AFFILIATES	63	(266)	374	(4,430)
Minority interest and equity in net earnings (loss) of affiliates	(1)	(1)	2	(7)

NET INCOME (LOSS)	$62	$(267)	$376	$(4,437)

NET INCOME (LOSS) PER COMMON SHARE
Basic net income (loss) per share	$1.13	$(4.82)	$6.80	$(80.19)
Diluted net income (loss) per share	$1.04	$(4.82)	$6.28	$(80.19)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING AND COMMON EQUIVALENT SHARES DURING THE PERIOD
Basic	55.3	55.3	55.3	55.3
Diluted	59.9	55.3	59.9	55.3

Owens Corning and Subsidiaries

Condensed Consolidated Balance Sheet

(Unaudited)

	September 30, 2006	December 31, 2005
	(Dollars in millions)
ASSETS
Current
Cash and cash equivalents	$1,465	$1,559
Accounts receivables, net	771	608
Inventories	612	477
Other current assets	218	61

Total current	3,066	2,705

Other
Restricted cash	1,706	1,622
Deferred income taxes	1,630	1,432
Other noncurrent assets	973	964

Total other	4,309	4,018

Net plant and equipment	2,099	2,012

TOTAL ASSETS	$9,474	$8,735

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current
Accounts payable and accrued liabilities	$1,112	$1,032
Accrued post-petition interest/fees on pre-petition debt	963	735
Short-term debt	19	19

Total current	2,094	1,786

Long-term debt	46	36
Other long-term liabilities	1,317	1,293
Liabilities subject to compromise	13,539	13,520
Company obligated securities of entities holding solely parent debentures—subject to compromise	200	200
Minority interest	50	47
Stockholders’ deficit	(7,772)	(8,147)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$9,474	$8,735

Owens Corning and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
	(Dollars in millions)
NET CASH FLOW FROM OPERATIONS
Net income (loss)	$376	$(4,437)
Adjustments to reconcile net income (loss) to cash provided by operating activities
Provision for asbestos litigation claims	21	4,342
Depreciation and amortization	184	181
Gain on sale of fixed assets	(49)	(3)
Impairment of fixed assets	2	6
Change in deferred taxes	(164)	(133)
Provision for pension and other employee benefits	74	86
Provision for post-petition interest/fees on pre-petition obligations	228	538
Changes in working capital	(326)	(242)
Asbestos related items	(66)	(10)
Pension, employee benefits and other	(36)	(62)

Net cash provided by operating activities	244	266

NET CASH FLOW FROM INVESTING
Additions to plant and equipment	(270)	(175)
Investment in subsidiaries, net of cash acquired	(47)	(3)
Proceeds from the sale of assets or affiliate	65	8

Net cash used for investing activities	(252)	(170)

Net cash used for financing activities	(91)	(9)
Effect of exchange rate changes on cash	5	1
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(94)	88
Cash and cash equivalents at beginning of period	1,559	1,125

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,465	$1,213

Owens Corning and Subsidiaries

Business Segment Information

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Dollars in millions)
NET SALES
Insulating Systems	$529	$502	$1,570	$1,413
Roofing and Asphalt	458	453	1,419	1,314
Other Building Materials and Services	328	341	972	909
Composite Solutions	393	371	1,177	1,122

Total reportable segments	1,708	1,667	5,138	4,758
Corporate Eliminations	(47)	(49)	(154)	(148)

Consolidated	$1,661	$1,618	$4,984	$4,610

INCOME BEFORE INCOME TAX EXPENSE
Insulating Systems	$125	$106	$360	$296
Roofing and Asphalt	20	42	97	105
Other Building Materials and Services	8	14	13	12
Composite Solutions	45	31	110	94

Total reportable segments	$198	$193	$580	$507

Reconciliation to Consolidated Income Before Income Tax Expense:
Chapter 11 related reorganization items	(1)	(8)	(28)	(40)
Credit (provisions) for asbestos	10	1	13	(4,341)
Restructure costs and other (charges) credits	(14)	—	(14)	13
General corporate expense	(34)	(47)	(109)	(112)
Interest expense, net	(71)	(539)	(222)	(540)

Consolidated Income (Loss) Before Income Tax Expense	$88	$(400)	$220	$(4,513)

SOURCE Owens Corning

/CONTACT: Media, Jason Saragian, +1-419-248-8987, or Investors, Scott Deitz, +1-419-248-8935, both of Owens Corning /

/First Call Analyst: /

/FCMN Contact: jason.saragian@owenscorning.com /

/Company News On-Call: http://www.prnewswire.com/comp/677350.html /

/Web site: http://www.owenscorning.com /

(OWENQ OC-WI)